UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THE E.W. SCRIPPS COMPANY
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On March 22, 2018, Adam Symson, President and Chief Executive Officer of The E.W. Scripps Company (“Scripps”), sent the following communication to certain Scripps employees and may in the future send the same or substantially similar communications from time to time:

Scripps leaders and employee shareholders:

Since August, the Scripps senior leaders and I have been discussing important new ways we can improve company performance while being true to our fundamental mission of serving our communities and audiences with journalism and other important and engaging content.

In recent months, we have begun to execute our plans. We are improving our short-term performance in the Local Media division through cost cutting and centralization of some services. We are continuing to grow the company by capitalizing on media consumers’ changing habits through new media brands and extending our local and national brands onto emerging platforms such as over-the-top video viewing and podcasting.

We are exploring the acquisition of television stations that can add value to our whole portfolio, and we are seeking a new owner for our 34 radio stations in order to focus more on local television station operations.

We are making good progress with these strategies, and they are beginning to have a tangible impact on the company.

Against the backdrop of these changes, one of our largest shareholders has nominated three people to run for our board of directors in competition with our three candidates. Board candidate challenges are not uncommon in today’s business world, but usually they come with a consistent rationale from the nominating shareholder about what the company could be doing better. This shareholder has not articulated a compelling alternative strategy for the company.

We believe we are making the right decisions for the future of our company. In addition, we know our board and our director candidates have the right diversity of industry experience, insight and business acumen the company needs to continue guiding us through the changing media landscape.

While we could receive press coverage of the contested campaign over the next several weeks, it is important that we do not let this distract us from our strategic goals, and it should not affect the day-to-day operations of the company. We are sharing this because we want you to understand what is happening as a Scripps leader and stakeholder.

Please talk with Carolyn Micheli, vice president of corporate communications and investor relations, if you have any more questions.

Adam

Forward-Looking Statements
Certain statements in this communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, are forward-looking statements.  These forward-looking statements are based on management's current expectations, and are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in such forward-looking statements. Such forward-looking statements are made as of the date of this communication and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the Company’s Form 10-K on file with the SEC in the section titled “Risk Factors”. The Company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

Important Additional Information and Where to Find It
The Company has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2018 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.scripps.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.